Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Sandy Spring Bancorp, Inc.

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (no. 333-138905) on Form S-4 of Sandy Spring Bancorp, Inc. of our reports dated February 21, 2006, relating to our audits of the consolidated financial statements and internal control over financial reporting which appear in the Annual Report on Form 10-K of Sandy Spring Bancorp, Inc. for the year ended December 31, 2005.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Amendment No. 1 to the Registration Statement on Form S-4.

/s/ McGladrey & Pullen LLP
McGladrey & Pullen LLP

Frederick, Maryland

December 22, 2006